Exhibit 99.1

Molson Coors Beverage Company Reports 2021 Fourth Quarter and Full Year Results

Molson Coors Delivers Double-Digit Q4 Top-Line and Bottom-Line Growth

Company Issues 2022 Guidance for Top and Bottom-Line Growth, Continuing to Deliver on its Revitalization Plan and Premiumizing its Portfolio

Board of Directors Raises Quarterly Dividend 12% to $0.38 per share

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--February 23, 2022--Molson Coors Beverage Company (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2021 fourth quarter and full year.

As of December 31, 2021, we changed the names of our reporting segments to the Americas and EMEA&APAC segments (formerly named the North America segment and Europe segment, respectively) to better reflect the geographic locations encompassed within the reportable segments. This change to our segment names had no impact on the composition of our segments, our financial position, results of operations, cash flow or segment level results previously reported.

2021 FOURTH QUARTER FINANCIAL HIGHLIGHTS

  Net sales increased 14.2% reported and 13.7% in constant currency, primarily due to financial volume growth in both the Americas and EMEA&APAC segments, positive net pricing and favorable sales mix.
  Net sales per hectoliter increased 3.8% on a brand volume basis in constant currency, primarily due to positive net pricing in both the Americas and EMEA&APAC segments and favorable brand and channel mix resulting from portfolio premiumization and fewer on-premise channel restrictions than the prior year.
  U.S. GAAP net income attributable to Molson Coors Beverage Company ("MCBC") of $80.0 million, $0.37 per share on a diluted basis. Non-GAAP diluted EPS of $0.81 per share increased 102.5%.
  Underlying (Non-GAAP) EBITDA of $457.3 million increased 21.9% in constant currency.

2021 FULL YEAR FINANCIAL HIGHLIGHTS

  Net sales increased 6.5% reported and 4.7% in constant currency, primarily due to positive net pricing, favorable sales mix, primarily due to portfolio premiumization and the reopening of the on-premise channel, and increased financial volumes in the EMEA&APAC segment, partially offset by lower financial volumes in the Americas segment.
  Net sales per hectoliter increased 3.8% on a brand volume basis in constant currency, primarily due to positive net pricing and favorable sales mix resulting from portfolio premiumization and fewer on-premise channel restrictions than the prior year.
  U.S. GAAP net income attributable to MCBC of $1.0 billion, $4.62 per share on a diluted basis. Non-GAAP diluted EPS of $4.15 per share increased 5.9%.
  Underlying (Non-GAAP) EBITDA of $2.1 billion decreased 3.5% in constant currency.
  Operating Cash Flow of $1.6 billion, and Underlying (Non-GAAP) Free Cash Flow of $1.1 billion.
  Reduction in net debt of $0.9 billion since December 31, 2020.

CEO AND CFO PERSPECTIVES

This past year, we made significant progress against our revitalization plan - from growing our top line, to premiumizing our global portfolio to a record level, to making significant investments in our capabilities. We accomplished this against a challenging inflationary environment and continued impact from the coronavirus pandemic, including returning restrictions with the Omicron variant in the fourth quarter. Key highlights included revenue growth of Coors Light and Miller Lite and our successful ventures beyond beer, which are a component of our Emerging Growth division that continues to track ahead of our $1 billion annual revenue target for this business by 2023. We succeeded in emerging markets, like Latin America, and saw strong performances in our more traditional markets, like Canada. We also continued to make investments to increase our global hard seltzer production capacity with expansions in Canada and the U.K. as we support our rapidly-growing global hard seltzer portfolio.

Gavin Hattersley, President and Chief Executive Officer Statement:

“This year, we grew the top-line for the first time in a decade, our two biggest brands each grew net sales and we now have a larger global above premium portfolio than ever before. These were all goals of the revitalization plan, against which we continue to make tremendous progress. While we’re proud of the steps we’ve taken, we’re even more excited about where we can go from here, having established a strong foundation for 2022 successes and beyond.”

Tracey Joubert, Chief Financial Officer Statement:

“Our progress in 2021 is clear. For the year, we achieved our top-line guidance of mid single-digit growth, delivered strong free cash flow, further reduced our leverage ratio, and returned cash to shareholders all despite the global macro inflationary challenges. Building off our strong foundation, we have issued fiscal 2022 guidance for both top and bottom-line growth, which underscores our progress against our revitalization plan goals.”

CONSOLIDATED PERFORMANCE - FOURTH QUARTER AND FULL YEAR 2021

	For the three months ended
($ in millions, except per share data) (Unaudited)	December 31, 2021	December 31, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$2,619.2	$2,294.3	14.2%	$9.6	13.7%
U.S. GAAP Net income (loss)(1)	$80.0	$(1,369.8)	N/M
Per diluted share	$0.37	$(6.32)	N/M
Underlying Net income (loss)(2)	$176.2	$86.6	103.5%
Per diluted share	$0.81	$0.40	102.5%
Underlying EBITDA(2)	$457.3	$375.1	21.9%	$—	21.9%
	For the years ended
($ in millions, except per share data) (Unaudited)	December 31, 2021	December 31, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$10,279.7	$9,654.0	6.5%	$173.3	4.7%
U.S. GAAP Net income (loss)(1)	$1,005.7	$(949.0)	N/M
Per diluted share	$4.62	$(4.38)	N/M
Underlying Net income (loss)(2)	$902.1	$851.7	5.9%
Per diluted share	$4.15	$3.92	5.9%
Underlying EBITDA(2)	$2,077.7	$2,132.1	(2.6)%	$21.2	(3.5)%
N/M = Not meaningful
(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) attributable to MCBC and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
NET SALES DRIVERS

	For the three months ended December 31, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price and Sales Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	7.4%	6.3%	0.5%	14.2%	3.8%	2.3%
Americas	3.6%	3.5%	0.5%	7.6%	2.9%	(1.8)%
EMEA&APAC	21.4%	35.1%	(0.1)%	56.4%	17.4%	15.7%
	For the year ended December 31, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price and Sales Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(0.5)%	5.2%	1.8%	6.5%	3.8%	(1.7)%
Americas	(2.0)%	4.0%	1.0%	3.0%	3.2%	(3.2)%
EMEA&APAC	3.9%	15.7%	6.3%	25.9%	10.1%	3.0%
(1)

Our net sales per hectoliter performance discussions are presented on a brand volume ("BV") basis, which reflects owned or actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FOURTH QUARTER 2020 RESULTS)

  Net sales: increased 14.2% on a reported basis, and 13.7% in constant currency primarily due to higher financial volumes, positive net pricing and favorable sales mix, attributed to premiumization and improved channel mix. Financial volumes increased 7.4% primarily due to favorable U.S. domestic shipment trends as we worked to rebuild distributor inventory levels and brand volume growth, including fewer on-premise restrictions in EMEA&APAC, Latin America and Canada. Net sales per hectoliter increased 3.8% on a brand volume basis in constant currency primarily due to positive net pricing in both the Americas and EMEA&APAC segments as well as favorable brand and channel mix resulting from portfolio premiumization and fewer on-premise channel restrictions than the prior year.
  Cost of goods sold (COGS) per hectoliter: increased 17.2% on a reported basis primarily due to changes to our unrealized mark-to-market commodity positions, cost inflation mainly on input materials and transportation costs and the mix impacts of portfolio premiumization, partially offset by volume leverage, lower depreciation expense and cost savings. Underlying COGS per hectoliter: increased 5.2% in constant currency primarily due to cost inflation mainly on input materials and transportation costs and the mix impacts of portfolio premiumization, partially offset by volume leverage, lower depreciation expense and cost savings.
  Marketing, general & administrative (MG&A): increased 2.6% on a reported basis. Underlying MG&A: increased 2.4% in constant currency as we continued to invest in our brands as pandemic related restrictions eased compared to the prior year.
  U.S. GAAP income (loss) before income taxes: income of $109.5 million increased $1,446.8 million from a loss of $1,337.3 million all on a reported basis. The increase was primarily due to the cycling of special items charges in the prior year related to the $1.5 billion goodwill impairment of the EMEA&APAC segment, net sales growth from higher financial volumes, positive net pricing and favorable sales mix, partially offset by changes to our unrealized mark-to-market commodity positions, cost inflation mainly on input materials and transportation costs and higher MG&A spend.
  Underlying EBITDA: increased 21.9% in constant currency, primarily due to net sales growth from higher financial volumes, positive net pricing and favorable sales mix, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FOURTH QUARTER 2020 RESULTS)

Americas Segment

  Net sales: increased 7.6% on a reported basis, and 7.1% in constant currency primarily due to a 3.6% increase in financial volumes attributed to favorable U.S. domestic shipments, which increased 3.3% as we worked to rebuild distributor inventory levels, higher brand volumes in Canada and Latin America, positive net pricing and favorable sales mix. Americas brand volumes decreased 1.8% primarily due to a 3.8% decline in the U.S. which was entirely due to the decline in the economy portfolio including the de-prioritization and rationalization of non-core SKUs, partially offset by growth in the above premium portfolio. Brand volumes in Canada and Latin America grew 6.0% and 12.4%, respectively, reflecting the benefit of fewer on-premise restrictions in the fourth quarter of 2021 and above premium portfolio growth, including strong hard seltzer performance in Canada.

  Net sales per hectoliter on a brand volume basis increased 2.9% in constant currency due to positive net pricing and positive brand mix. In the U.S., net sales per hectoliter on a brand volume basis increased 2.9% due to positive net pricing and favorable brand mix driving a 6.4% increase in net sales. Net sales per hectoliter on a brand volume basis increased in Canada due to favorable brand and channel mix, as well as positive net pricing while Latin America also increased due to favorable sales mix.
  U.S. GAAP income (loss) before income taxes: increased 34.6% on a reported basis primarily due to positive net pricing, higher financial volumes, the cycling of special items charges in the fourth quarter of 2020 related to certain definite-lived tangible and intangible impairments of certain of our regional craft brands, favorable sales mix and lower depreciation expense, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend. The higher MG&A spend was a result of continuing to invest in our brands as pandemic related restrictions eased compared to the prior year.
  Underlying EBITDA: increased 3.4% in constant currency primarily due to positive net pricing, higher financial volumes and favorable sales mix, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend.

EMEA&APAC Segment

  Net sales: increased 56.4% on a reported basis and 56.5% in constant currency, primarily due to higher financial volumes, positive net pricing and favorable sales mix. Financial volumes increased 21.4% and brand volumes increased 15.7%, primarily due to above premium portfolio growth including the benefit of fewer on-premise restrictions in the fourth quarter of 2021. Net sales per hectoliter on a brand volume basis increased 17.4% in constant currency primarily due to positive net pricing and favorable channel, geographic and brand mix.
  U.S. GAAP income (loss) before income taxes: loss of $16.8 million improved $1,540.0 million on a reported basis primarily due to the cycling of special items in the prior year related to the $1.5 billion goodwill impairment of the EMEA&APAC segment, higher financial volumes, positive net pricing and favorable sales mix, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend. The higher MG&A spend was primarily due to increased marketing spend to support our brands and the cycling of lower spend in the prior year due to cost mitigation efforts.
  Underlying EBITDA: underlying EBITDA income of $48.5 million increased $69.3 million in constant currency from a loss of $20.8 million. The increase was primarily due to higher financial volumes, positive net pricing and favorable sales mix, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend.

FULL YEAR CONSOLIDATED HIGHLIGHTS (VERSUS 2020 RESULTS)

  Net sales: increased 6.5% on a reported basis, and 4.7% in constant currency primarily due to strong pricing growth, favorable brand and channel mix resulting from portfolio premiumization and fewer on-premise channel restrictions, partially offset by lower financial volumes. Financial volume decreased 0.5% primarily due to lower economy portfolio volumes, including the de-prioritization of certain non-core SKUs in the U.S. partially offset by growth in above premium portfolio volumes due to the increased premiumization efforts and favorable U.S. domestic shipments as we worked to rebuild distributor inventory levels. Net sales per hectoliter on a brand volume basis increased 3.8% in constant currency, primarily due to positive net pricing in both the Americas and EMEA&APAC segments, as well as favorable sales mix resulting from portfolio premiumization and fewer on-premise channel restrictions.
  Cost of goods sold (COGS) per hectoliter: increased 6.4% on a reported basis primarily due to cost inflation mainly on input materials and transportation costs, the mix impacts of portfolio premiumization and unfavorable foreign exchange movements, partially offset by changes to our unrealized mark-to-market commodity positions, lower depreciation and cost savings. Underlying COGS per hectoliter: increased 6.9% in constant currency primarily due to cost inflation mainly on input materials and transportation costs, the mix impacts of portfolio premiumization, partially offset by lower depreciation and cost savings.
  Marketing, general & administrative (MG&A): increased 4.8% on a reported basis. Underlying MG&A: increased 2.9% in constant currency primarily due to higher marketing spend in both the Americas and EMEA&APAC segments to support new innovations and core brands, as well as the cycling of lower spend in areas impacted by the coronavirus pandemic, partially offset by lower depreciation expense, cost savings and lower incentive compensation.
  U.S. GAAP income (loss) before income taxes: income of $1,239.0 million increased $1,882.9 million from a loss of $643.9 million both on a reported basis. The increase was primarily due to the cycling of special items charges in the prior year related to the $1.5 billion goodwill impairment of the EMEA&APAC segment, positive net pricing, favorable sales mix and changes in our unrealized mark-to-market commodity positions, partially offset by cost inflation mainly on input materials and transportation costs, lower financial volumes and higher MG&A spend.
  Underlying EBITDA: decreased 3.5% in constant currency, primarily due to cost inflation mainly on input materials and transportation costs, lower financial volumes and higher MG&A spend, partially offset by positive net pricing and favorable brand and channel mix.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $1,573.5 million for the year ended December 31, 2021 which decreased $122.2 million compared to the prior year primarily due to the unfavorable timing of working capital and higher cash paid for income taxes, partially offset by higher net income adjusted for non-cash add-backs and lower interest paid. The unfavorable timing of working capital included $230 million of an unfavorable impact related to prior year net tax payment deferrals, partially offset by the timing of receipts and payments related to higher financial volumes in the fourth quarter of 2021 compared to the fourth quarter of 2020. Prior year working capital benefited from approximately $130 million of net tax payment deferrals related to various government-sponsored payment deferral programs associated with the coronavirus pandemic, while in 2021 we made over $100 million of net repayments against the net tax payment deferrals.
  Underlying free cash flow: cash received of $1,082.8 million for the year ended December 31, 2021 which represents a decrease in cash received of $183.5 million from the prior year, primarily due to the unfavorable timing of working capital and higher cash paid for income taxes, partially offset by lower capital spend and lower underlying EBITDA.
  Debt: Total debt as of December 31, 2021 was $7,162.1 million and cash and cash equivalents totaled $637.4 million, resulting in net debt of $6,524.7 million and a net debt to underlying EBITDA ratio of 3.14x. Continuing our commitment to deleverage, in July 2021, we repaid in full our $1.0 billion 2.1% senior notes that matured on July 15, 2021 using a combination of cash on hand and proceeds from commercial paper issuances. As of December 31, 2021 we had no borrowings drawn on our revolving credit facility and no commercial paper borrowings.

OTHER RESULTS

Tax Rates Table

(Unaudited)	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
U.S. GAAP effective tax rate	24.8%	(2.7%)	18.6%	(46.9%)
Underlying effective tax rate(1)	17.1%	23.5%	13.8%	18.7%
(1)	See the Appendix for definitions and reconciliations of the non-GAAP financial measures.
  The increase in our fourth quarter U.S. GAAP effective tax rate was primarily due to a $1.5 billion goodwill impairment charge in our EMEA&APAC segment recognized in the fourth quarter of 2020 which related to nondeductible goodwill for income tax purposes. The increase in our full year U.S. GAAP effective tax rate was primarily due to the $1.5 billion goodwill impairment charge in our EMEA&APAC segment recognized in the fourth quarter of 2020 and $18 million of tax expense recognized in the second quarter of 2021 related to the remeasurement of our deferred tax liabilities as a result of a corporate income tax rate increase in the U.K. from 19% to 25%. These increases to the rate were partially offset by $135 million of tax expense recognized in the second quarter of 2020 related to the hybrid regulations enacted in the U.S. and the release of $73 million of reserves for unrecognized tax benefit positions as a result of an effective settlement reached on a tax audit in 2021.
  The decrease in our fourth quarter Underlying effective tax rate was primarily due to higher proportional income (loss) before income taxes in jurisdictions with a lower income tax rate in 2021 compared to the prior year, partially offset by higher discrete tax expense recorded in the fourth quarter of 2021. The decrease in our full year Underlying effective tax rate was primarily due to the release of $73 million of reserves for unrecognized tax benefit positions recognized in 2021.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the fourth quarter of 2021, we recognized net special items charges of $27.2 million, consisting of an impairment charge recorded on the remaining portion of our India business and asset abandonment charges related to certain brewery and other closures in the Americas and EMEA&APAC segments.
  Additionally during the fourth quarter of 2021, we recorded other non-core net benefits of $78.8 million primarily consisting of changes to our unrealized mark-to-market commodity positions.

2022 OUTLOOK

Full Year Guidance

We expect to achieve the following targets for full year 2022 despite the inherent uncertainties that exist with the ongoing coronavirus pandemic and the global supply chain:

  Net sales: mid single-digit increase versus 2021 on a constant currency basis.
  Underlying income (loss) before income taxes: high single-digit increase compared to 2021 on a constant currency basis.
  Deleverage: We expect to achieve a net debt to underlying EBITDA ratio below 3.0x by the end of 2022.
  Underlying free cash flow: $1.0 billion, plus or minus 10%.
  Underlying depreciation and amortization: approximately $750 million, plus or minus 5%.
  Consolidated net interest expense: approximately $265 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 22% to 24% for 2022.

Capital Allocation Initiatives

On February 22, 2022, our Board of Directors declared a dividend on its Class A and Class B common shares of $0.38 per share, payable March 18, 2022, to shareholders of record on March 7, 2022. Similarly, the Board of Directors of Molson Coors Canada Inc., an indirect wholly owned subsidiary of the company, on February 22, 2022, declared the Canadian dollar equivalent of the dividend declared on Molson Coors stock payable on March 18, 2022, to its Class A and Class B exchangeable shareholders of record on March 7, 2022.

On February 17, 2022, our Board of Directors approved a share repurchase program authorizing the Company to purchase up to an aggregate of $200 million of our Company's Class B common stock through March 31, 2026, with repurchases primarily intended to offset annual employee equity award grants.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2021, compared to the fourth quarter or full year ended December 31, 2020. Some numbers may not sum due to rounding.

2021 FOURTH QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2021 fourth quarter and full year results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on May 2, 2022. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS

For over two centuries Molson Coors has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities, and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2022 Outlook," expectations regarding the impacts of the coronavirus pandemic on our operations, liquidity, financial condition and financial results, expectations regarding future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan, expectations of cost inflation, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; a breach of our information systems; our reliance on third party service providers and internal and outsourced systems; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; unfavorable legal or regulatory outcomes affecting the business; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Financial volume in hectoliters	21.137	19.676	84.028	84.479
Sales	$3,194.4	$2,777.8	$12,449.9	$11,723.8
Excise taxes	(575.2)	(483.5)	(2,170.2)	(2,069.8)
Net sales	2,619.2	2,294.3	10,279.7	9,654.0
Cost of goods sold	(1,761.9)	(1,399.1)	(6,226.3)	(5,885.7)
Gross profit	857.3	895.2	4,053.4	3,768.3
Marketing, general and administrative expenses	(665.1)	(648.3)	(2,554.5)	(2,437.0)
Special items, net	(27.2)	(1,529.6)	(44.5)	(1,740.2)
Operating income (loss)	165.0	(1,282.7)	1,454.4	(408.9)
Interest income (expense), net	(61.8)	(64.8)	(258.3)	(271.3)
Other pension and postretirement benefits (costs), net	7.5	7.6	46.4	30.3
Other income (expense), net	(1.2)	2.6	(3.5)	6.0
Income (loss) before income taxes	109.5	(1,337.3)	1,239.0	(643.9)
Income tax benefit (expense)	(27.1)	(36.6)	(230.5)	(301.8)
Net income (loss)	82.4	(1,373.9)	1,008.5	(945.7)
Net (income) loss attributable to noncontrolling interests	(2.4)	4.1	(2.8)	(3.3)
Net income (loss) attributable to MCBC	$80.0	$(1,369.8)	$1,005.7	$(949.0)

Basic net income (loss) attributable to MCBC per share:	$0.37	$(6.32)	$4.63	$(4.38)
Diluted net income (loss) attributable to MCBC per share:	$0.37	$(6.32)	$4.62	$(4.38)

Weighted average shares - basic	217.2	216.9	217.1	216.8
Weighted average shares - diluted	217.6	216.9	217.6	216.8

Dividends per share	$0.34	$—	$0.68	$0.57

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$637.4	$770.1
Accounts receivable, net	678.9	558.0
Other receivables, net	200.5	129.1
Inventories, net	804.7	664.3
Other current assets, net	457.2	297.3
Total current assets	2,778.7	2,418.8
Properties, net	4,192.4	4,250.3
Goodwill	6,152.6	6,151.0
Other intangibles, net	13,286.8	13,556.1
Other assets	1,208.5	954.9
Total assets	$27,619.0	$27,331.1
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,107.3	$2,889.5
Current portion of long-term debt and short-term borrowings	514.9	1,020.1
Total current liabilities	3,622.2	3,909.6
Long-term debt	6,647.2	7,208.2
Pension and postretirement benefits	654.4	763.2
Deferred tax liabilities	2,704.6	2,381.6
Other liabilities	326.5	447.2
Total liabilities	13,954.9	14,709.8
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.1 shares and 209.8 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.2	102.3
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.8	417.8
Paid-in capital	6,970.9	6,937.8
Retained earnings	7,401.5	6,544.2
Accumulated other comprehensive income (loss)	(1,006.0)	(1,167.8)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,417.1	12,365.0
Noncontrolling interests	247.0	256.3
Total equity	13,664.1	12,621.3
Total liabilities and equity	$27,619.0	$27,331.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the years ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$1,008.5	$(945.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	786.1	922.0
Amortization of debt issuance costs and discounts	6.7	8.1
Share-based compensation	32.1	24.2
(Gain) loss on sale or impairment of properties and other assets, net	9.1	1,553.5
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(233.8)	(111.4)
Income tax (benefit) expense	230.5	301.8
Income tax (paid) received	(227.0)	(127.0)
Interest expense, excluding amortization of debt issuance costs and discounts	253.6	266.0
Interest paid	(256.2)	(271.9)
Change in current assets and liabilities and other	(36.1)	76.1
Net cash provided by (used in) operating activities	1,573.5	1,695.7
Cash flows from investing activities:
Additions to properties	(522.6)	(574.8)
Proceeds from sales of properties and other assets	26.0	158.8
Other	(13.3)	2.4
Net cash provided by (used in) investing activities	(509.9)	(413.6)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.6	4.1
Dividends paid	(147.8)	(125.3)
Payments on debt and borrowings	(1,006.6)	(918.9)
Proceeds on debt and borrowings	—	1.5
Net proceeds from (payments on) revolving credit facilities and commercial paper	1.4	—
Other	(23.8)	(31.8)
Net cash provided by (used in) financing activities	(1,172.2)	(1,070.4)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(108.6)	211.7
Effect of foreign exchange rate changes on cash and cash equivalents	(24.1)	35.0
Balance at beginning of year	770.1	523.4
Balance at end of year	$637.4	$770.1

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q4 2021	Q4 2020	Reported % Change	FX Impact	Constant Currency % Change	Full year 2021	Full Year 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	16.144	15.577	3.6			63.737	65.010	(2.0)
Net sales(2)	$2,145.9	$1,994.8	7.6	$9.9	7.1	$8,485.0	$8,237.0	3.0	$83.5	2.0
COGS(2)	(1,352.8)	(1,244.3)	(8.7)			(5,262.2)	(4,983.1)	(5.6)
MG&A	(528.9)	(521.1)	(1.5)			(2,021.7)	(1,960.2)	(3.1)
Income (loss) before income taxes	$258.4	$192.0	34.6	$(0.9)	35.1	$1,176.5	$1,080.5	8.9	$2.1	8.7
Underlying EBITDA	$401.9	$388.3	3.5	$0.3	3.4	$1,795.7	$1,970.3	(8.9)	$11.7	(9.5)

EMEA&APAC	Q4 2021	Q4 2020	Reported % Change	FX Impact	Constant Currency % Change	Full year 2021	Full Year 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	4.998	4.117	21.4			20.315	19.560	3.9
Net sales(2)	$473.9	$303.1	56.4	$(0.3)	56.5	$1,802.3	$1,431.9	25.9	$89.8	19.6
COGS(2)	(331.0)	(241.3)	(37.2)			(1,208.3)	(1,025.1)	(17.9)
MG&A	(136.2)	(127.2)	(7.1)			(532.8)	(476.8)	(11.7)
Income (loss) before income taxes	$(16.8)	$(1,556.8)	98.9	$1.2	98.8	$32.9	$(1,603.7)	N/M	$0.3	N/M
Underlying EBITDA	$48.5	$(20.8)	N/M	$—	N/M	$237.7	$126.5	87.9	$9.4	80.5

Unallocated & Eliminations	Q4 2021	Q4 2020	Reported % Change	FX Impact	Constant Currency % Change	Full year 2021	Full Year 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	(0.005)	(0.018)	72.2			(0.024)	(0.091)	73.6
Net Sales	$(0.6)	$(3.6)	83.3			$(7.6)	$(14.9)	49.0
COGS(2)	(78.1)	86.5	N/M			244.2	122.5	99.3
Income (loss) before income taxes	$(132.1)	$27.5	N/M	$(1.4)	N/M	$29.6	$(120.7)	N/M	$2.1	N/M
Underlying EBITDA	$6.9	$7.6	(9.2)	$(0.3)	(5.3)	$44.3	$35.3	25.5	$0.1	25.2

Consolidated	Q4 2021	Q4 2020	Reported % Change	FX Impact	Constant Currency % Change	Full year 2021	Full Year 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	21.137	19.676	7.4			84.028	84.479	(0.5)
Net sales	$2,619.2	$2,294.3	14.2	$9.6	13.7	$10,279.7	$9,654.0	6.5	$173.3	4.7
COGS	(1,761.9)	(1,399.1)	(25.9)			(6,226.3)	(5,885.7)	(5.8)
MG&A	(665.1)	(648.2)	(2.6)			(2,554.5)	(2,437.0)	(4.8)
Income (loss) before income taxes	$109.5	$(1,337.3)	N/M	$(1.1)	N/M	$1,239.0	$(643.9)	N/M	$4.5	N/M
Underlying EBITDA	$457.3	$375.1	21.9	$—	21.9	$2,077.7	$2,132.1	(2.6)	$21.2	(3.5)

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

N/M = Not meaningful

(1)

Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 0.736 million hectoliters and 0.469 million hectoliters for the three months ended December 31, 2021, respectively, and excludes royalty volume of 0.665 million hectoliters and 0.450 million hectoliters for three months ended December 31, 2020, respectively. Financial volume in hectoliters for the Americas and EMEA&APAC excludes royalty volume of 2.507 million hectoliters and 1.968 million hectoliters for the year ended December 31, 2021, respectively, and excludes royalty volume of 2.052 million hectoliters and 1.731 million hectoliters for the year ended December 31, 2020, respectively.

(2)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended			For the years ended
	December 31, 2021	December 31, 2020	Change	December 31, 2021	December 31, 2020	Change
Financial Volume	21.137	19.676	7.4%	84.028	84.479	(0.5)%
Contract brewing and wholesaler volume	(1.686)	(1.453)	16.0%	(6.730)	(6.355)	5.9%
Royalty volume	1.205	1.115	8.1%	4.475	3.783	18.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.903)	(0.022)	N/M	(1.100)	0.126	N/M
Total Worldwide Brand Volume	19.753	19.316	2.3%	80.673	82.033	(1.7)%

Worldwide Brand Volume by Segment
Americas	14.590	14.855	(1.8)%	59.334	61.313	(3.2)%
EMEA&APAC	5.163	4.461	15.7%	21.339	20.720	3.0%
Total	19.753	19.316	2.3%	80.673	82.033	(1.7)%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and income (loss) before income taxes in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, the related tax effects and certain discrete tax items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying effective tax rate and underlying income (loss) before income taxes are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Underlying EBITDA

($ in millions) (Unaudited)	For the three months ended
	December 31, 2021	December 31, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$80.0	$(1,369.8)	N/M
Add: Net income (loss) attributable to noncontrolling interests	2.4	(4.1)	N/M
U.S. GAAP: Net income (loss)	82.4	(1,373.9)	N/M
Add: Interest expense (income), net	61.8	64.8	(4.6)%
Add: Income tax expense (benefit)	27.1	36.6	(26.0)%
Add: Depreciation and amortization	181.9	207.1	(12.2)%
Adjustments included in underlying income(1)	106.0	1,445.2	(92.7)%
Adjustments to arrive at underlying EBITDA(2)	(1.9)	(4.7)	59.6%
Underlying EBITDA	$457.3	$375.1	21.9%

($ in millions) (Unaudited)	For the years ended
	December 31, 2021	December 31, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$1,005.7	$(949.0)	N/M
Add: Net income (loss) attributable to noncontrolling interests	2.8	3.3	(15.2)%
U.S. GAAP: Net income (loss)	1,008.5	(945.7)	N/M
Add: Interest expense (income), net	258.3	271.3	(4.8)%
Add: Income tax expense (benefit)	230.5	301.8	(23.6)%
Add: Depreciation and amortization	786.1	922.0	(14.7)%
Adjustments included in underlying income(1)	(189.5)	1,695.0	N/M
Adjustments to arrive at underlying EBITDA(2)	(16.2)	(112.3)	85.6%
Underlying EBITDA	$2,077.7	$2,132.1	(2.6)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income (loss) attributable to MCBC.

Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)		As of
		December 31, 2021
U.S. GAAP:	Current portion of long-term debt and short-term borrowings	$514.9
Add:	Long-term debt	6,647.2
Less:	Cash and cash equivalents	637.4
	Net debt	$6,524.7
Non-GAAP:	Underlying EBITDA	$2,077.7
	Net debt to underlying EBITDA ratio	3.14

Underlying Free Cash Flow

(In millions) (Unaudited)		For the years ended
		December 31, 2021	December 31, 2020
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,573.5	$1,695.7
Less:	Additions to properties(1)	(522.6)	(574.8)
Add/Less:	Cash impact of special items(2)	28.7	89.4
Add/Less:	Cash impact of other non-core items(3)	3.2	56.0
Non-GAAP:	Underlying Free Cash Flow	$1,082.8	$1,266.3

(1)	Included in net cash provided by (used in) investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the years ended December 31, 2021 and December 31, 2020.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident, net of insurance recoveries, in the Americas segment for the year ended December 31, 2021 and costs paid for on-premise keg sales returns and "thank you" pay for certain essential Americas segment brewery employees for the year ended December 31, 2020.

GAAP to Underlying Effective Tax Rate Reconciliation

(Unaudited)	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP Effective Tax Rate	24.8%	(2.7%)	18.6%	(46.9%)
Add/(less):(1)
Tax effect of special items, net and other non-core items	(2.4%)	26.0%	(2.3%)	43.0%
Discrete and other non-core tax items(2)	(5.3%)	0.2%	(2.5%)	22.6%
Underlying (Non-GAAP) Effective Tax Rate	17.1%	23.5%	13.8%	18.7%

(1)

Adjustments related to the tax effect of special items, net and non-core items as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete and other non-core tax items include significant tax audit and prior year reserve adjustments, the impact of significant tax legislation and tax rate change and significant non-recurring and period specific tax items.

(2)

The decrease in discrete and other non-core tax expense for the full year is primarily due to approximately $135 million of discrete tax expense related to the enactment of the final hybrid regulations by the U.S. Department of Treasury recognized in the second quarter of 2020. The decrease is further due to the recognition of $18 million of tax expense recorded in the second quarter of 2021 related to the remeasurement of our deferred tax liabilities as a result of a corporate income tax rate increase in the U.K. from 19% to 25%.

The decrease in discrete and other non-core tax expense for the fourth quarter is primarily due to higher other tax expenses in the fourth quarter of 2021 as compared to the fourth quarter of 2020.

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended December 31, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,619.2	$(1,761.9)	$(665.1)	$165.0	$(1.2)	$80.0	$0.37
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	2.5	—	2.5	0.01
Impairments or asset abandonment charges	—	—	—	21.6	—	21.6	0.10
Termination fees and other (gains) losses	—	—	—	3.1	—	3.1	0.01
Non-Core items
Unrealized mark-to-market (gains) losses	—	78.7	—	78.7	—	78.7	0.36
Other non-core items	—	—	0.1	0.1	—	0.1	—
Total Special and Other Non-Core items	$—	$78.7	$0.1	$106.0	$—	$106.0	$0.49
Tax effects on special and other non-core items	—	—	—	—	—	(15.6)	(0.07)
Discrete tax items	—	—	—	—	—	5.8	0.03
Underlying (Non-GAAP)	$2,619.2	$(1,683.2)	$(665.0)	$271.0	$(1.2)	$176.2	$0.81

(In millions, except per share data) (Unaudited)	For the year ended December 31, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$10,279.7	$(6,226.3)	$(2,554.5)	$1,454.4	$(3.5)	$1,005.7	$4.62
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	11.7	—	11.7	0.05
Impairments or asset abandonment charges	—	—	—	38.7	—	38.7	0.18
Termination fees and other (gains) losses	—	—	—	(5.9)	—	(5.9)	(0.03)
Non-Core items
Unrealized mark-to-market (gains) losses	—	(236.6)	—	(236.6)	—	(236.6)	(1.09)
Other non-core items	1.9	—	2.2	4.1	(1.5)	2.6	0.01
Total Special and Other Non-Core items	$1.9	$(236.6)	$2.2	$(188.0)	$(1.5)	$(189.5)	(0.87)
Tax effect on special and other non-core items	—	—	—	—	—	54.5	0.25
Discrete tax Items	—	—	—	—	—	31.4	0.14
Underlying (Non-GAAP)	$10,281.6	$(6,462.9)	$(2,552.3)	$1,266.4	$(5.0)	$902.1	$4.15

Reconciliation to Underlying EBITDA by Segment

(In millions) (Unaudited)	For the three months ended December 31, 2021
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$258.4	$(16.8)	$(132.1)	$109.5
Add/(less):
Net sales	—	—	—	—
Cost of goods sold(2)	—	—	78.7	78.7
Marketing, general & administrative	—	—	—	—
Special items, net(3)	5.8	21.4	—	27.2
Other income/expense non-core items	0.1	—	—	0.1
Total Special and other Non-Core items	$5.9	$21.4	$78.7	$106.0
Underlying income (loss) before income taxes	$264.3	$4.6	$(53.4)	$215.5
Interest expense (income), net	0.4	1.1	60.3	61.8
Depreciation and amortization	138.0	43.9	—	181.9
Adjustments to arrive at underlying EBITDA(4)	(0.8)	(1.1)	—	(1.9)
Underlying EBITDA	$401.9	$48.5	$6.9	$457.3

(In millions) (Unaudited)	For the year ended December 31, 2021
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$1,176.5	$32.9	$29.6	$1,239.0
Add/(less):
Net sales(1)	—	1.9	—	1.9
Cost of goods sold(2)	—	—	(236.6)	(236.6)
Marketing, general & administrative	2.2	—	—	2.2
Special items, net(3)	25.2	19.3	—	44.5
Other income/expense non-core items	(1.5)	—	—	(1.5)
Total Special and other Non-Core items	$25.9	$21.2	$(236.6)	$(189.5)
Underlying income (loss) before income taxes	$1,202.4	$54.1	$(207.0)	$1,049.5
Interest expense (income), net	1.4	5.6	251.3	258.3
Depreciation and amortization	601.4	184.7	—	786.1
Adjustments to arrive at underlying EBITDA(4)	(9.5)	(6.7)	—	(16.2)
Underlying EBITDA	$1,795.7	$237.7	$44.3	$2,077.7

(1)	Includes keg sales returns adjustments related to the on-premise impacts resulting from the coronavirus pandemic.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)	See Part I—Item 1. Financial Statements, Note 7, "Special Items" of the Form 10-K for a detailed discussion of special items.
(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Contacts

Investor Relations
Greg Tierney, (414) 931-3303
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Marty Maloney, (312) 496-5669